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                                                                    Exhibit (g)



                                TRUST AGREEMENT

         TRUST AGREEMENT dated as of December 20, 1994 by and among TLMD Partners II, L.L.C., a Delaware limited liability company ("TLMD"), as grantor and Beneficiary, Michael D. Weiner as Trustee, and Bastion Capital Fund L.P., a Delaware limited partnership ("Bastion"), as grantor and Beneficiary. The Trust shall be known as the TLMD Grantor Trust, dated as of December 20, 1994.

                                   ARTICLE 1
                                  DEFINITIONS

         For purposes of this Trust Agreement, the following terms shall have the meanings indicated; capitalized terms used and not defined herein shall have the meanings ascribed in the Disclosure Statement and the Purchase
Agreement:

         "Beneficiaries" means, collectively, Bastion and TLMD.

         "Cash Amount" shall mean the Cash Amount as defined in Article 3.

         "Disclosure Statement" means the Second Amended Disclosure Statement pursuant to Section 1125 of Chapter 11 of Title 11 of the United States Code, as amended, of the Debtor dated April 29, 1994.

         "Purchase Agreement" means the Agreement to Purchase Securities by and between Bastion and TLMD and dated as of July 20, 1994 as amended as of December 20, 1994.

         "Reorganization" means the reorganization of the Debtor pursuant to the Plan.

         "Trust" means the trust created by this Trust Agreement.

         "Trust Agreement" means this agreement.

         "Trust Property" means all property from time to time held in trust pursuant to the provisions of this Trust Agreement, including the Cash Amount, the Transferred Securities and Transferred Claims, any distributions with respect to the Transferred Securities and Transferred Claims and any proceeds on, or derived from the disposition of, any of the foregoing.
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                                   ARTICLE 2
                              PURPOSE OF THE TRUST

The purpose of the Trust is to acquire and hold the Trust Property for the duration of the Trust for the exclusive benefit of the Beneficiaries in accordance with the terms hereof and of the Purchase Agreement.

                                   ARTICLE 3
                                 CONTRIBUTIONS

3.1 In accordance with the provisions of the Purchase Agreement, TLMD will deliver to the Trustee, in trust, the Transferred Securities and Transferred Claims. If required to do so in accordance with the provisions of the Purchase Agreement, Bastion will deliver to the Trustee, in trust, the amount required to be delivered therewith; provided that, in lieu thereof, in accordance with the provisions of the Purchase Agreement, Bastion may provide a letter of credit (the "Letter of Credit") in an amount equal to the estimated Purchase Price in favor of the Trustee supporting the obligations of Bastion to pay the Purchase Price as contemplated by the Purchase Agreement, with such terms and conditions as shall be reasonably acceptable to TLMD.

3.2 Upon delivery of the Transferred Securities and Transferred Claims to the Trustee (acknowledgement of receipt of which shall be given to TLMD), the Trustee agrees to hold the Transferred Securities and Transferred Claims in accordance with the terms hereof in trust. In the event that Bastion delivers the estimated Purchase Price or the Letter of Credit to the Trustee as contemplated by the Purchase Agreement (acknowledgement of receipt of which shall be given Bastion), the Trustee will hold such Purchase Price or Letter of Credit and any amounts received in respect of investments on such Purchase Price as permitted by Section 5.10 hereof (collectively, the "Cash Amount") in accordance with the terms hereof in trust.

3.3 During the term of the Trust provided for herein Trustee will hold title to the Transferred Securities and Transferred Claims for the benefit of TLMD and TLMD will remain the beneficial owner of the Transferred Securities and Transferred Claims; provided, that from and upon the date of deposit of the Transferred Securities and Transferred Claims in the Trust as contemplated hereby, the Trustee shall be deemed to hold the Distribution Stock to be received upon consummation of the Reorganization for the benefit of Bastion, and Bastion shall (subject to satisfaction or waiver of the conditions precedent to the delivery of the Distribution Stock to Bastion provided in the Purchase Agreement and this Trust Agreement) be deemed to beneficially own the Distribution Stock. Notwithstanding the above, TLMD will retain all rights with respect to the Transferred Securities and Transferred Claims to vote or direct the voting of the Transferred Securities and Transferred Claims. During the term of the Trust provided for herein, Trustee will hold the Cash Amount for the benefit of Bastion and Bastion will remain the beneficial owner of the Cash Amount; provided that the Trustee shall hold the Cash Amount and shall distribute the Cash Amount as contemplated by this Trust Agreement.





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                                   ARTICLE 4
                                 DISTRIBUTIONS

4.1 Any and all distributions received from the Debtor with respect to the Trust Property and any proceeds from the disposition of the Transferred Securities and Transferred Claims or of any other Trust Property shall be distributed to the Beneficiaries in accordance herewith. Upon satisfaction or waiver of the conditions precedent to the delivery of the Distribution Stock to Bastion as provided in the Purchase Agreement (the "Closing Conditions"), all Distribution Stock shall be delivered to Bastion as contemplated by Section 2.02(a) of the Purchase Agreement, and all other Trust Property (other than the Cash Amount, the distribution of which is provided for below) shall be distributed to TLMD. The Cash Amount in an amount not exceeding the Purchase Price shall be distributed to TLMD in payment of all or part of Bastion's obligation to pay the Purchase Price pursuant to Sections
         2.01 and 2.02(b) of the Purchase Agreement, and any excess Cash Amount shall be distributed to Bastion.

4.2 In the event that the Purchase Agreement is terminated in accordance with its terms, or upon the revocation or termination of the Trust in accordance with the terms hereof, all Trust Property other than the Cash Amount shall be distributed to TLMD and the Cash Amount, if any, shall be distributed to Bastion.


                                   ARTICLE 5
                    POWERS, AUTHORITY AND DUTIES OF TRUSTEE;
                            REMUNERATION; ACCOUNTING

5.1      The Trustee shall have the following powers and authority:

         (a) to hold title to the Transferred Securities and Transferred Claims and Cash Amount as Trust Property, as trustee;

         (b) to exercise prior to the confirmation of the Reorganization upon the written instructions of TLMD, any power to vote or consent with respect to any matter in its capacity as holder of the Transferred Securities and Transferred Claims;

         (c) to exercise any power to cause the Debtor to redeem or exchange the Transferred Securities and Transferred Claims in whole or in part in connection with the proposed
                 Reorganization;

         (d) to sell or otherwise dispose of the Transferred Securities and Transferred Claims or any portion thereof on such terms and conditions as shall have been approved in advance by TLMD, as long as not inconsistent with the provisions of the Purchase Agreement;

         (e) to take any of the actions specifically required by any provision of this Trust Agreement;





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         (f)     to take such other actions as may be directed in written
                 instructions signed by TLMD other than as relate to the Cash Amount or the Letter of Credit or may be inconsistent with the terms of this Agreement or the Purchase Agreement; and

         (g) to take such actions relating to the investment of the Cash Amount as contemplated by, and as is consistent with, Section 5.10.

5.2 In addition to the duties specifically required by other provisions of this Trust Agreement, the Trustee shall:

         (a) transmit to TLMD and Bastion a copy of all written materials received by the Trustee in its capacity as holder of the Transferred Securities and Transferred Claims (whether from the Debtor or another source) promptly upon receipt by the Trustee; and

         (b) promptly inform the Beneficiaries of any action taken by the Trustee in his capacity as holder of the Transferred Securities and Transferred Claims or otherwise in his capacity as Trustee.

5.3 The Trustee shall not commingle the Trust Property with any other property.

5.4 The Trustee shall not be entitled to any remuneration for his services.

5.5 The Trustee shall be entitled to reimbursement from TLMD for any out-of-pocket expenses which have been approved in advance by TLMD and Bastion.

5.6 The Trustee shall not be required to render a formal accounting of the Trust in any court. At the written request of either of the Beneficiaries, the Trustee shall furnish to the Beneficiaries a written statement identifying with reasonable particularity all Trust Property held in trust, and all income and expenditures of the Trust since the most recent prior report pursuant to this Section 5.6.

5.7 The Trustee shall not be required to furnish bond for the performance of its duties pursuant to this Trust Agreement.

5.8 The Trustee may rely upon the representations made by Bastion in paragraph 6.04 of the Purchase Agreement. Each Beneficiary hereby agrees not to look to the other Beneficiary and each Beneficiary agrees not to assert any claim against the Trustee, with respect to an investment or contemplated investment by the Beneficiaries in the Transferred Securities, Transferred Claims or Distribution Stock, or distributions thereon. Each of the Beneficiaries acknowledges and agrees that the Trustee shall have no duty whatsoever to ascertain whether the acquisition or continued ownership of the Transferred Securities and Transferred Claims and Distribution Stock constitutes a prudent investment, and that neither shall have or assert any claim that such acquisition or continued ownership constitutes a breach of fiduciary duty by reason of the





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         nature of an investment in the Transferred Securities, Transferred
         Claims or Distribution Stock.

5.9 Each Beneficiary agrees and acknowledges that it assumes sole responsibility in the event the Trustee is legally obligated to disclose to the Debtor or any other party the identities of the Beneficiaries and neither shall have or assert any claim that such legally required disclosure constitutes a breach of the Trustee's fiduciary duty.

5.10 The Trustee, if directed in writing by Bastion, shall invest all or any part of the Cash Amount in the following investments:

                 (i) deposit accounts or certificates of deposit in bank or trust companies, organized under the laws of the United States of America or any state thereof, which have a combined capital and surplus of at least one hundred million dollars ($100,000,000);

                 (ii) obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

                 (iii) other short term securities of corporate or government issuers rated in one of the top two rating categories by either Standard & Poor's Corporation or Moody's Investors Service, Inc.; or

                 (iv) money management accounts (or accounts substantially similar thereto) as shall have been agreed to in writing by TLMD and Bastion.

         ; provided, that in each case, such invested amounts must be available for withdrawal to permit the satisfaction of the obligation of Bastion or the Trustee to deliver the Purchase Price as contemplated by the Purchase Agreement.

         The Trustee shall be entitled to receive such information or instructions from Bastion as it shall deem necessary or appropriate in order to make the investments contemplated hereby.

The income earned in respect of such investments shall be considered as part of the Cash Amount and shall be subject to disbursement as herein provided.


                                   ARTICLE 6
                            RESIGNATION OF TRUSTEE;
                               SUCCESSOR TRUSTEE

6.1 The Trustee may resign at any time by written notice to the Beneficiaries. Such resignation shall not become effective prior to the termination of the Trust or the appointment of a successor Trustee who has agreed to serve as such.





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6.2      In the event that the Trustee dies, becomes incapacitated, resigns or ceases to be legally qualified to serve as Trustee, TLMD shall promptly designate a successor Trustee in writing, which designation shall be reasonably acceptable to Bastion.


                                   ARTICLE 7
                           REVOCATION AND TERMINATION

7.1 The Trust and this Trust Agreement will terminate upon the bankruptcy or insolvency of either Beneficiary.

7.2 The Trust and this Trust Agreement shall terminate upon the written agreement of the Beneficiaries or upon termination of the Purchase Agreement in accordance with its terms or upon distribution of all Trust Property to the Beneficiaries in accordance with the terms hereof.


                                   ARTICLE 8
                                 MISCELLANEOUS

8.1 Without the consent of the non-transferring Beneficiary, no Beneficiary shall have the right to transfer any beneficial interest hereunder except to the extent an interest in the Trust Property.

8.2 It is the intention of the parties that the Trust shall be treated as a grantor trust for income tax purposes and that the Trustee shall file any information returns required to be filed in connection with such treatment. The parties agree to treat income, gain, loss, deductions and credits on the Cash Amount as beneficially owned by Bastion for all federal, state and local income tax purposes.

8.3 The Beneficiaries shall indemnify the Trustee from, and the Trustee shall not be liable for, any and all acts committed or omitted by the Trustee, in its capacity as Trustee hereunder (including actions taken pursuant to Section 5.10); provided, however, that no indemnity shall be afforded hereunder for acts or omissions by the Trustee constituting gross negligence, bad faith or willful misconduct.

8.4 This Trust Agreement may be amended by a written instrument signed by TLMD, Bastion and the Trustee.

8.5 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be wholly performed in such state.





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         IN WITNESS WHEREOF, the parties hereto have signed this Trust
Agreement.


                             TLMD PARTNERS II, L.L.C.
                             As Grantor and as Beneficiary
                             By:  AIF II, L.P., its Manager
                                  By:  Apollo Advisors, L.P., its
                                       Managing General Partner
                                       By:  Apollo Capital Management, Inc.,
                                            its General Partner


                                       By:____________________________________
                                          Name:
                                          Title:


                             BASTION CAPITAL FUND L.P.
                             As Grantor and Beneficiary


                             _________________________________________________
                             Name:
                             Title:


                             _________________________________________________
                             Michael D. Weiner
                             As Trustee